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            As filed with the Securities and Exchange Commission on
                       November 19, 2002 File No. 70-9521

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         -------------------------------

                         POST-EFFECTIVE AMENDMENT NO. 3
                                       TO
                        FORM U-1 APPLICATION-DECLARATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

                        ---------------------------------

                                SCANA Corporation
                      South Carolina Electric & Gas Company
                                1426 Main Street
                         Columbia, South Carolina 29201
             (Name of company or companies filing this statement and
                    address of principal executive offices)
--------------------------------------------------------------------------------
                                SCANA CORPORATION

 (Name of top registered holding company parent of each applicant or declarant)

                        ---------------------------------

                                 Kevin B. Marsh
                                H. Thomas Arthur
                                SCANA CORPORATION
                                1426 Main Street
                         Columbia, South Carolina 29201

                     (Name and address of agent for service)

                        ---------------------------------
     The Commission is requested to send copies of all notices, orders and communications in connection with this Application-Declaration to:

                                William J. Harmon
                              Michael G. Strohmeier
                           Jones, Day, Reavis & Pogue
                           77 West Wacker, Suite 3500
                                Chicago, IL 60601
                                 (312) 782-3939


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     SCANA Corporation ("SCANA") and South Carolina Electric & Gas Company
("SCE&G" and, together with SCANA, the "Applicants") hereby file this third post-effective amendment to the application/declaration on Form U-1 in File No. 70-9521 (the "Amendment") to update the record with respect to the sale of the transit system in the City of Columbia, South Carolina (the "Columbia Bus System") to the City of Columbia.

ITEM 1.  DESCRIPTION OF PROPOSED TRANSACTION

     A. Columbia Bus System

     SCANA, through SCE&G, until recently operated the Columbia Bus System. In the order (the "Merger Order")(1) approving the acquisition of Public Service Company of North Carolina by SCANA and the retention of specified non-utility operations, the Securities and Exchange Commission (the "Commission") did not find that the Columbia Bus System met the standards for retention set forth in
Section 11(b)(1) of the Public Utility Holding Company Act of 1935, as amended (the "Act") as a non-utility business in a registered holding company system. However, the Commission noted that SCANA agreed to dispose of the Columbia Bus System within two years of the date SCANA registered as a holding company under
Section 5 of the Act. On January 1, 2002 and February 8, 2002, Applicants filed post effective amendments in this docket requesting an extension of the time period for the disposition of the Columbia Bus System for one year until February 10, 2003 (the "Extension Amendment") to complete negotiations with the City of Columbia for the transfer of the Columbia Bus System (the "Columbia Bus System Sale"). The Columbia Bus System Sale has now been completed and this Amendment seeks to amend the record to reflect such completion.

     SCANA and SCE&G on the one hand and the City of Columbia on the other entered into an agreement for the Columbia Bus System Sale dated as of February 20, 2002 (the "Agreement"). On October 15, 2002, subsequent to receipt of necessary approvals by the South Carolina Public Service Commission and the Federal Energy Regulatory Commission, the Columbia Bus System Sale closed in accordance with the Agreement (the "Closing Date"). The basic terms of the Columbia Bus System Sale are:

     o The City of Columbia relieved SCANA and SCE&G of their obligation to provide a public transport system in Columbia, South Carolina and the surrounding area;

     o SCE&G transferred the assets of the Columbia Bus System to the City of Columbia;

     o SCE&G and the City of Columbia entered into a 30-year electric and gas franchise;

     o SCE&G will pay the City of Columbia for the franchise an initial fee of $15 million in four quarterly installments and an additional annual fee of $2.47 million for each of the first seven years of the franchise;

     o SCE&G conveyed approximately 6.98 acres of property used in connection with the transit system as a parking facility for the buses;



--------------------
     (1) Holding Co. Act Release No. 27133 (February 9, 2000) (the "Merger Order").

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     o    SCE&G conveyed the historic Columbia Canal and Hydroelectric Plant
          (the "Plant") to the City and entered into collateral agreements regarding the same; and

     o SCE&G and the City of Columbia entered into a new water contract for withdrawals from Lake Murray for the term of the electric and gas franchise.

     The Columbia Bus System Sale does not provide for the retention of any interest by SCE&G or SCANA in the Columbia Bus System and neither Applicants nor any of their affiliates retain an interest in the Columbia Bus System. Therefore Applicants respectfully contend that they disposed of Applicants' interest in the Columbia Bus System in accordance with the Merger Order and the Extension Amendment. Applicants hereby withdraw their request in the Extension Amendment to extend the period of the time for disposition of the Columbia Bus System beyond the Closing Date.

ITEM 2.  FEES, COMMISSIONS AND EXPENSES.

     The fees, commissions and expenses paid or incurred or to be incurred in connection with this Application are estimated at $5,000.

ITEM 3.  APPLICABLE STATUTORY PROVISIONS.

     Section 11(b)(1) of the Act and Rule 44 promulgated thereunder are considered applicable to the described transaction.

ITEM 4.  REGULATORY APPROVAL.

     The South Carolina Public Service Commission has approved the transfer of the Columbia Bus System and the Plant, and the grant of the 30 year franchise by the City of Columbia to SCANA. The transfer of the Plant and certain associated assets has also been approved by the Federal Energy Regulatory Commission. No other state or federal commission has jurisdiction with respect to any of the transactions described in this Amendment.

ITEM 5.  PROCEDURE.

     The notice issued by the Commission in connection with the original Application/Declaration on August 31, 1999 (Holding Co. Act Release No. 27071) included notice that SCANA held interests in the Columbia Bus System. As previously noted herein and in the Extension Amendment, the Columbia Bus System Sale does not require Commission approval. This Amendment merely amends the record in this docket to reflect the completion of the Columbia Bus System Sale in accordance with the Merger Order. Therefore no further order is required by the Commission with respect to this Amendment.

ITEM 6.  EXHIBITS AND FINANCIAL STATEMENTS.

     A. Exhibits.

        A      Not applicable


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        B      Not applicable

        C      Not applicable

        D      Not applicable.

        E      Not applicable.

        F      Not applicable

     B. Financial Statements.

        FS-1 Consolidated Balance Sheet of SCANA Corporation as of September 30, 2002 (Incorporated by reference to the filing of SCANA Corporation on Form 10-Q for the quarter ended June 30, 2002)

        FS-2 Consolidated Statement of Operations of SCANA Corporation for the period ended June 30, 2002 (Incorporated by reference to the filing of SCANA Corporation on Form 10-Q for the quarter ended September 30, 2002)

ITEM 7.  INFORMATION AS TO ENVIRONMENTAL EFFECTS

     The described transaction involves neither a "major federal action" nor "significantly affects the quality of the human environment" as those terms are used in Section 102(2)(C) of the National Environmental Policy Act, 42 U.S.C. Sec. 4321 et seq. No federal agency is preparing an environmental impact statement with respect to this matter.



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                                   SIGNATURES

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, each of the undersigned companies has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned thereunto duly authorized.

                                       SCANA CORPORATION


                                       By /s/ H. Thomas Arthur
                                          ----------------------------
                                       Name:  H. Thomas Arthur
                                       Title:  Senior Vice President and
                                       General Counsel


                                       SOUTH CAROLINA ELECTRIC & GAS COMPANY

                                       By:  SCANA CORPORATION

                                       By /s/ H. Thomas Arthur
                                          ----------------------------
                                       Name:  H. Thomas Arthur
                                       Title:  Senior Vice President and
                                       General Counsel


Date:  November 19, 2002



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